PROXY RESULTS (Unaudited)

The LVIP Baron Growth Opportunities Fund (formerly the Baron Capital Asset Fund, a series of the Baron Capital Funds Trust) shareholders voted on the following proposal at the special meeting of shareholders on May 23, 2007. The resulting votes are presented below:

                         OUTSTANDING    TOTAL     PERCENT   PERCENT   PERCENT
                           SHARES       VOTED      FOR*     AGAINST*  ABSTAIN*
                         -------------------------------------------------------

1. The approval of an agreement and plan of reorganization providing for acquisition of assets and the assumption of liabilities of the Baron Capital Asset Fund by the LVIP Baron Growth Opportunities Fund, a new series of the Lincoln Variable Insurance Products Trust, in exchange for shares of the LVIP Baron Growth Opportunities Fund. The reorganization agreement provided for distribution of the shares of the LVIP Baron Growth Opportunities Fund to shareholders of the Baron Capital Asset Fund in liquidation and subsequent termination of the Baron Capital Asset Fund.

     Baron Capital
     Asset Fund          9,913,532      7,495,303 66.51%    3.58%          5.52%

* Amounts shown are percentages of outstanding shares on the record date rather than percentages of shares voted.